BLACKROCK MUNIYIELD PENNSYLVANIA QUALITY FUND (THE “FUND”)
SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)

CUSIP NO. 09255G 503*

Notice of Special Rate Period

June 20, 2012

BlackRock MuniYield Pennsylvania Quality Fund
100 Bellevue Parkway
Wilmington, Delaware 19809

To:  Addressees listed on Schedule 1 hereto

In accordance with the Fund’s Certificate of Designation Establishing and Fixing the Rights and Preferences of VRDP Shares, dated May 17, 2011 (the “Certificate of Designation”), the Fund hereby notifies the Liquidity Provider, the Remarketing Agent and the Holders of the VRDP Shares that the Fund has determined to designate the next succeeding Rate Period for VRDP Shares as a Special Rate Period.  The first day of the Special Rate Period shall be June 21, 2012 (the “Special Rate Period Commencement Date”) and the last day of the Special Rate Period shall be June 24, 2015.

The Special Rate Period shall not commence if (1) any VRDP Shares are owned by the Liquidity Provider pursuant to the Purchase Obligation on either the Rate Determination Date immediately preceding the Special Rate Period or on the first day of the Special Rate Period or (2) full cumulative dividends or any amounts due with respect to redemptions payable prior to such Rate Determination Date have not been paid in full.

Certain capitalized terms used in this Notice of Special Rate Period are defined in Appendix A hereto.  Capitalized terms used but not defined in this Notice of Special Rate Period, including in Appendix A hereto, shall have the meanings given to such terms in the Certificate of Designation.

Calculation of Dividends During Special Rate Period

For each SRP Calculation Period for the VRDP Shares, the dividend rate on the VRDP Shares (the “SRP Applicable Rate”) shall be calculated by the Tender and Paying Agent and shall be equal to the rate per annum that results from the sum of the (1) Base Rate and (2) Ratings Spread (the “SRP Applicable Rate Determination”).  During the Special Rate Period, references in the Certificate of Designation and the other Related Documents to the “Applicable Rate Determination,” the “Applicable Rate,” a “Subsequent Rate Period” or a “Rate Determination Date,” in each case with respect to the VRDP Shares, shall be deemed to be references to the SRP Applicable Rate Determination, the SRP Applicable Rate, an SRP Calculation Period or an SRP Calculation Date, respectively.  The SRP Applicable Rate for any SRP Calculation Period (or part thereof) shall in no event be greater than the Maximum Rate.

The amount of dividends payable on each VRDP Share on any Dividend Payment Date during the Special Rate Period shall be calculated by the Tender and Paying Agent and shall equal the sum of the dividends accumulated but not yet paid for each SRP Calculation Period (or part thereof) and, if applicable, any other Rate Period (or part thereof) occurring during the related Dividend Period.  The amount of dividends accumulated for each such SRP Calculation Period (or part thereof) shall be computed by multiplying the SRP Applicable Rate for the VRDP Shares for such SRP Calculation Period (or part thereof) by a fraction, the numerator of which shall be the number of days in such SRP Calculation Period (or part thereof) and the denominator of which shall be the actual number of days in the year (365 or 366), and multiplying such product by $100,000.

During the Special Rate Period, the scheduled Dividend Payment Dates for the VRDP Shares shall continue to be the first Business Day of each calendar month.

Special Redemption Provisions

During the Special Rate Period, the VRDP Shares may be redeemed pursuant to Section 10(a)(i) of the Certificate of Designation only upon the payment of the applicable Redemption Premium and otherwise in accordance with Section 10(a) of the Certificate of Designation.  The Fund’s Board of Trustees has determined in accordance with Section 10(a)(ii) of the Certificate of Designation that the Special Redemption Provisions are in the best interests of the Fund.

“Redemption Premium” means, if the VRDP Shares are rated above A1/A+ and its equivalent by all Rating Agencies then rating the VRDP Shares as of the relevant Redemption Date and with respect to the VRDP Shares subject to redemption on such Redemption Date, other than in respect of any redemption required to comply with the VRDP Shares Basic Maintenance Amount or the Minimum VRDP Shares Asset Coverage requirements or any optional redemption in connection with a redemption to comply with the Minimum VRDP Shares Asset Coverage requirements that results in Minimum VRDP Shares Asset Coverage of up to 240%, an amount equal to:

(a)           if such Redemption Date occurs on a date two years or more before the last day of the Special Rate Period, the product of 3% and the Liquidation Preference of the VRDP Shares subject to redemption;

(b)           if such Redemption Date occurs on a date that is less than two years but more than or equal to 18 months from the last day of the Special Rate Period, the product of 2% and the Liquidation Preference of the VRDP Shares subject to redemption; and

(c)           if such Redemption Date occurs on a date that is less than 18 months but more than or equal to one year from the last day of the Special Rate Period, the product of 1% and the Liquidation Preference of the VRDP Shares subject to redemption.

Any VRDP Share exchanged for a preferred share of an acquiring entity or successor entity in connection with a reorganization, merger or redomestication of the Fund in another state that had been previously approved by the Holders of VRDP Shares or that otherwise does not require the vote or consent of the Holders of VRDP Shares shall not be subject to the Redemption Premium solely as a result of such exchange of shares.

Optional Tender and Transfers of VRDP Shares

During the Special Rate Period, Beneficial Owners and Holders shall not have the right to tender their VRDP Shares for Remarketing pursuant to an Optional Tender.

The Fund agrees, however, that during the Special Rate Period, a Beneficial Owner or Holder of VRDP Shares may sell, transfer or otherwise dispose of VRDP Shares in whole shares only to (i) Persons that such Beneficial Owner or Holder reasonably believes are QIBs that are either registered closed-end management investment companies, the common shares of which are traded on a national securities exchange (“Closed-End Funds”), banks, insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly owned subsidiaries) or registered open-end management investment companies, (ii) tender option bond trusts (whether tax-exempt or taxable) in which all investors are Persons that such Beneficial Owner or Holder reasonably believes are QIBs that are Closed-End Funds, banks, insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly owned subsidiaries) or registered open-end management investment companies (or, in the case of a tender option bond trust in which an affiliate of such Beneficial Owner or Holder retains a residual interest, such affiliate of such Beneficial Owner or Holder, but only to the extent expressly provided for in an agreement between the Fund and such Beneficial Owner or Holder) or (iii) such other Persons approved in writing by the Fund, in each case, pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(2) of the Securities Act.  Any transfer in violation of the foregoing restrictions shall be void ab initio and any transferee of VRDP Shares transferred in violation of the foregoing restrictions shall be deemed to agree to hold all payments it received on any such improperly transferred VRDP Shares in trust for the benefit of the transferor of such VRDP Shares.

In the event that a Beneficial Owner transfers VRDP Shares to a tender option bond trust in which such Beneficial Owner or an affiliate of such Beneficial Owner that is a wholly owned direct or indirect subsidiary of such Beneficial Owner retains a residual interest, for so long as no event has occurred that results in the termination of such tender option bond trust, for purposes of each section of the Certificate of Designation that requires, permits or provides for (i) notice or the delivery of information to the Beneficial Owner of VRDP Shares or (ii) voting of the VRDP Shares by or the giving of any consent by the Beneficial Owner of VRDP Shares (collectively, the “Applicable Sections”), then such Beneficial Owner, and not such tender option bond trust, shall be deemed to be the actual holder and Beneficial Owner of such VRDP Shares.

Anything herein to the contrary notwithstanding, except with respect to the deemed holding and ownership provisions set forth above in respect of the Applicable Sections, any tender option bond trust to which the VRDP Shares are transferred and each of the beneficial owners thereof shall, subject to the provisions of the agreements governing the tender option bond trust, retain all of its other rights in respect of the VRDP Shares under the Certificate of Designation or applicable law, including, for the avoidance of doubt, the rights of such tender option bond trust in respect of matters addressed by any of the Applicable Sections to the extent necessary for the protection or exercise of such other rights or that are otherwise applicable as a result of the exercise of such other rights.

Additional Provisions Relating to the Termination of Special Rate Period

Pursuant to an amendment to the VRDP Shares Purchase Agreement, effective as of the Special Rate Period Commencement Date, the Scheduled Termination Date will be extended to July 9, 2015 (the “Initial Extended Termination Date”) and the Initial Extended Termination Date will constitute the Scheduled Termination Date.

The Fund acknowledges and agrees that, in connection with the Mandatory Tender of the VRDP Shares upon the occurrence of the Mandatory Tender Event resulting from the delivery by the Fund of the Notice of Proposed Special Rate Period, dated June 8, 2012, Citibank, N.A. (“Citibank”) purchased all of the VRDP Shares subject to Remarketing pursuant to such Mandatory Tender directly in its individual capacity and not in its capacity as Liquidity Provider pursuant to the Purchase Obligation.  Accordingly, Citibank has acknowledged that (i) such purchase of the VRDP Shares by Citibank does not constitute a Failed Remarketing Condition-Purchased VRDP Shares, and (ii) except as provided below, the beneficial ownership of such VRDP Shares by Citibank shall not require a Failed Remarketing Condition-Purchased VRDP Shares Redemption.

If the Initial Extended Termination Date for the VRDP Shares is further extended to a succeeding Scheduled Termination Date in accordance with the terms of the VRDP Shares Purchase Agreement, then, unless the Special Rate Period has been extended in accordance with the procedures set forth below, the VRDP Shares beneficially owned by any Beneficial Owner will be deemed automatically tendered for Remarketing on the seventh day prior to the last day of the Special Rate Period (the “Automatic Tender Date”) with a Purchase Date occurring on the first day of the Subsequent Rate Period immediately succeeding the Special Rate Period.  Notice of the extension of the Initial Extended Termination Date for the VRDP Shares and the automatic tender of such VRDP Shares for Remarketing shall be provided by or on behalf of the Fund to the Holders of such VRDP Shares as soon as reasonably practicable upon the extension of the Initial Extended Termination Date, but in no event later than one Business Day before the Automatic Tender Date.  Notwithstanding the foregoing provisions of this Notice of Special Rate Period, if any VRDP Shares beneficially owned by Citibank for federal income tax purposes on such Purchase Date are not successfully remarketed for purchase on such Purchase Date, a Failed Remarketing Condition-Purchased VRDP Shares will be deemed to exist in respect of such VRDP Shares for all purposes of the Certificate of Designation (including Section 10(b) thereof and the definition of Maximum Rate) and the other Related Documents and, as of such Purchase Date, such VRDP Shares will be deemed beneficially owned by the Liquidity Provider.  Accordingly, all such VRDP Shares deemed beneficially owned by the Liquidity Provider will thereafter be deemed tendered for Remarketing on each Business Day in accordance with the Related Documents, and the continued beneficial ownership of such VRDP Shares by the Liquidity Provider will result in a Failed Remarketing Condition-Purchased VRDP Shares Redemption in accordance with, and subject to, the terms of such definition and the Related Documents.  For the avoidance of doubt, if any VRDP Shares beneficially owned by a Beneficial Owner other than Citibank are not successfully remarketed on the Purchase Date relating to the Automatic Tender Date and are purchased by the Liquidity Provider pursuant to the Purchase Obligation, such VRDP Shares shall constitute Failed Remarketing Condition-Purchased VRDP Shares, such VRDP Shares will thereafter be deemed tendered for Remarketing on each Business Day in accordance with the Related Documents, and the continued beneficial ownership of such VRDP Shares by the Liquidity Provider will result in a Failed Remarketing Condition-Purchased VRDP Shares Redemption in accordance with, and subject to, the terms of such definition and the Related Documents.

The Fund shall have the right, exercisable not more than 120 days nor less than 90 days prior to the last day of the Special Rate Period, to request that each Holder of the VRDP Shares (x) extend the term of the Special Rate Period for the VRDP Shares for an additional 364-day period, which request may be conditioned upon terms and conditions that are different from the terms and conditions herein, including, without limitation, the further extension of the Scheduled Termination Date and (y) notify the Fund and the Tender and Paying Agent of such Holder’s acceptance or rejection of such request within 30 days after receiving such request.  If any Holder of the VRDP Shares fails to notify the Fund and the Tender and Paying Agent of its acceptance or rejection of the Fund's request for extension within 30 days after receiving such request, such failure to respond shall constitute a rejection of such request.  Any acceptance by a Holder within such 30-day period may be conditioned upon terms and conditions, including, without limitation, the further extension of the Scheduled Termination Date, that are different from the terms and conditions herein or the terms proposed by the Fund in making an extension request (a “Conditional Acceptance”).  If any Holder provides a Conditional Acceptance, then the Fund shall have 30 days thereafter to notify the Total Holders and the Tender and Paying Agent of the Fund’s acceptance or rejection of the terms and conditions specified in any such Conditional Acceptance.  The Fund's failure to notify the Total Holders and the Tender and Paying Agent within such 30-day period will be deemed a rejection of the terms and conditions specified in a Conditional Acceptance.  Each Holder of the VRDP Shares may grant or deny any request for extension of the Special Rate Period for the VRDP Shares in their sole and absolute discretion and any request for such extension will be effective only if granted by the Total Holders.

If the Initial Extended Termination Date is not further extended to a succeeding Scheduled Termination Date in accordance with the terms of the VRDP Shares Purchase Agreement or if the VRDP Shares Purchase Agreement is otherwise terminated on or prior to the Initial Extended Termination Date for any reason, then the VRDP Shares beneficially owned by any Beneficial Owner will be deemed automatically tendered for Remarketing on the seventh day prior to the Initial Extended Termination Date (whether or not the VRDP Shares Purchase Agreement has terminated on or prior to such date) with a Purchase Date occurring on such Initial Extended Termination Date.  Notice of the automatic tender of such VRDP Shares for Remarketing shall be provided by or on behalf of the Fund to the Holders of such VRDP Shares as soon as reasonably practicable prior to, but in no event later than one Business Day before, the Automatic Tender Date.  Notwithstanding the foregoing provisions of this Notice of Special Rate Period, if any VRDP Shares beneficially owned by Citibank for federal income tax purposes on such Purchase Date are not successfully remarketed for purchase on such Purchase Date, a Failed Remarketing Condition-Purchased VRDP Shares will be deemed to exist in respect of such VRDP Shares for all purposes of the Certificate of Designation (including Section 10(b) thereof and the definition of Maximum Rate) and the other Related Documents and, as of such Purchase Date, such VRDP Shares will be deemed beneficially owned by the Liquidity Provider, unless the Fund has entered into an Alternate VRDP Shares Purchase Agreement and all VRDP Shares beneficially owned by Citibank are subject to purchase by the replacement Liquidity Provider pursuant to the Purchase Obligation of such Liquidity Provider under such Alternate VRDP Shares Purchase Agreement on and as of such Purchase Date.  Accordingly, if a Failed Remarketing Condition-Purchased VRDP Shares is so deemed to exist in respect of any VRDP Shares deemed beneficially owned by the Liquidity Provider on such Purchase Date, such VRDP Shares will thereafter be deemed tendered for Remarketing on each Business Day in accordance with the Related Documents and the continued beneficial ownership of such VRDP Shares by the Liquidity Provider will result in a Failed Remarketing Condition-Purchased VRDP Shares Redemption in accordance with, and subject to, the terms of such definition and the Related Documents.  For the avoidance of doubt, if any VRDP Shares beneficially owned by a Beneficial Owner other than Citibank are not successfully remarketed on the Purchase Date relating to the automatic tender described above and are purchased by the Liquidity Provider pursuant to the Purchase Obligation, such VRDP Shares shall constitute Failed Remarketing Condition-Purchased VRDP Shares, such VRDP Shares will thereafter be deemed tendered for Remarketing on each Business Day in accordance with the Related Documents, and the continued beneficial ownership of such VRDP Shares by the Liquidity Provider will result in a Failed Remarketing Condition-Purchased VRDP Shares Redemption in accordance with, and subject to, the terms of such definition and the Related Documents.

Other Additional Provisions Applicable During Special Rate Period

During the Special Rate Period, the provisions of the Certificate of Designation relating to Mandatory Tender Events and related Mandatory Tenders shall be inapplicable.

During the Special Rate Period, the first sentence of the first paragraph of Section 12 of the Certificate of Designation shall be inapplicable.

During the Special Rate Period, the Fund is not required to obtain or maintain any short-term preferred share rating of the VRDP Shares.

Pursuant to Section 4(d)(i) of the Certificate of Designation, attached to this Notice of Special Rate Period, as Appendix B hereto, is a copy of the VRDP Shares Basic Maintenance Report, dated June 18, 2012.
[Signature Page Follows]

* NOTE: Neither the Fund nor the Tender and Paying Agent shall be responsible for the selection or use of the CUSIP Numbers selected, nor is any representation made as to its correctness indicated in any notice or as printed on any VRDP Share certificate.  It is included solely as a convenience to Holders of VRDP Shares.

IN WITNESS WHEREOF, I have signed this Notice of Special Rate Period as of the date first written above.

BLACKROCK MUNIYIELD PENNSYLVANIA QUALITY FUND

By: /s/ Robert W. Crothers________________

Name: _Robert W. Crothers________________

Title: __Vice President___________________

Schedule 1

Recipients of this Notice of Special Rate Period

Citibank, N.A.
390 Greenwich Street, 2nd Floor
New York, New York 10013
Attention:  MSD Middle Office Manager
Telephone:  (212) 723-6320
Fax:  (212) 723-8642
Email:  msdcititob@citi.com

Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York 10013
Attention:  Middle Office Manager
Telephone:  (212) 723-7124
Fax:  (212) 723-8642
Email:  msdcititob@citi.com

The Depository Trust Company
LensNotice@dtcc.com

Appendix A

Definitions

The following terms shall have the following meanings:

“Base Rate” means, with respect to an SRP Calculation Period, the SIFMA Municipal Swap Index on the SRP Calculation Date for such SRP Calculation Period.

"Maximum Rate" means 15% per annum, exclusive of any applicable Gross-up Payment or increased dividend payment relating to the inclusion in any dividend of net capital gains or ordinary income taxable for regular federal income tax purposes, in each case due and payable in accordance with the Certificate of Designation.

“Ratings Spread” means, with respect to an SRP Calculation Period, the percentage per annum set forth below opposite the highest applicable credit rating assigned to the VRDP Shares, unless the lowest applicable rating is below A3/A-, in which case the Ratings Spread shall mean the percentage per annum set forth below opposite the lowest applicable credit rating assigned to the VRDP Shares by Moody’s, Fitch or any Other Rating Agency, in each case rating the VRDP Shares at the request of the Fund, on the SRP Calculation Date for such SRP Calculation Period:

Moody’s/Fitch	Percentage
Aaa/AAA	0.95%
Aa3/AA- to Aa1/AA+	1.20%
A3/A- to A1/A+	2.00%
Baa3/BBB- to Baa1/BBB+	3.00%
Non-investment grade or Unrated	4.00%

“SRP Calculation Date” means (i) with respect to the SRP Initial Calculation Period, the Business Day immediately preceding the Special Rate Period Commencement Date and (ii) with respect to any SRP Subsequent Calculation Period, the last day of the immediately preceding SRP Calculation Period, provided that the next succeeding SRP Calculation Date will be determined without regard to any prior extension of a SRP Calculation Date to a Business Day.

“SRP Calculation Period” means the SRP Initial Calculation Period and any SRP Subsequent Calculation Period.

“SRP Initial Calculation Period” means, with respect to the VRDP Shares, the period commencing on, and including, the Special Rate Period Commencement Date and ending on, and including, the next succeeding Wednesday, or, if such day is not a Business Day, the next succeeding Business Day.

“SRP Subsequent Calculation Period” means, with respect to the VRDP Shares, the period from, and including, the first day following a SRP Calculation Date to, and including, the next succeeding Wednesday, or, if such day is not a Business Day, the next succeeding Business Day.
"Total Holders" means, with respect to any Series of VRDP Shares, the Holders of 100% of the aggregate Outstanding amount of the VRDP Shares of such Series.

Appendix B

VRDP Shares Basic Maintenance Report

Appendix B